Exhibit 99.1

Investor Contact:

The Investor Relations Group

Daniel Berg/Dian Griesel, Ph.D.

Phone: 212-825-3210

Unigene Announces Financial Results for Fourth Quarter

And Year-End 2006

Revenue for Fourth Quarter Doubles to $3.4 Million

FAIRFIELD, N.J. – March 19, 2007 – Unigene Laboratories, Inc. (OTCBB: UGNE) announced its financial results for December 31, 2006.

Revenue for the three months ended December 31, 2006 was $3,415,000 compared to $1,600,000 for the three months ended December 31, 2005 and $6,059,000 for the year ended December 31, 2006 compared to $14,276,000 for the year ended December 31, 2005. Revenue for all periods is primarily due to Fortical. Revenue from Fortical sales and royalties were $3,217,000 for the three months ended December 31, 2006, $1,510,000 for the three months ended September 30, 2006; $348,000 for the three months ended June 30, 2006 and $197,000 for the three months ended March 31, 2006.

Fortical royalties were $1,232,000 and $606,000 for the three months ended December 31, 2006 and 2005, respectively and $2,451,000 and $2,613,000 for the year ended December 31, 2006 and 2005, respectively. Fortical sales were $1,984,000 and $2,822,000, for the three months and year ended December 31, 2006, respectively. Fortical sales were $804,000 and $6,479,000 for the three months and year ended December 31, 2005, respectively.

Our net loss for the three months ended December 31, 2006 was $3,025,000, or $.03 per share, compared to a net loss of $2,653,000, or $.03 per share for the three months ended December 31, 2005. The three months ended December 31, 2006 includes $233,000 in expenses for non-cash stock option compensation.

Our net loss for the year ended December 31, 2006 was $11,784,000 or $.14 per share, compared to a net loss of $496,000, or $.01 per share, for the year ended December 31, 2005. The year ended December 31, 2006, includes $794,000 in expenses for non-cash stock option compensation, as well as an additional $331,000 in non-cash expenses related to our deferred compensation plan. As of December 31, 2006, we have approximately $1,000,000 in expenses for non-cash stock option compensation that remains to be recognized, primarily in 2007.

Total operating expenses were $6,599,000 for the three months ended December 31, 2006, an increase from $4,301,000 for the three months ended December 31, 2005.

Total operating expenses were $17,039,000 for the year ended December 31, 2006, an increase from $13,681,000 for the year ended December 31, 2005.

Our cash balance at December 31, 2006 was $3,357,000, a decrease of approximately $789,000 from December 31, 2005.

“The doubling of revenues for the fourth quarter of 2006, as compared to the third quarter, confirms that the process of “pull through” for Fortical® is complete,” commented Dr. Warren Levy, President and CEO. “In combination with recent prescription trends, this suggests a positive direction for future revenues.”

Following are highlights of 2006 accomplishments and new developments:

•

According to NDC, prescriptions for Fortical, the Company’s first U.S. product that was launched in August 2005, grew to almost 83,000 units in January, 2007, reflecting 36% growth since December and a 35% market share.

•	According to IMS, total weekly prescriptions exceeded 20,000 for the week ending March 2nd for the first time in the product’s history.

•	Total prescriptions have grown 62% in the 10 weeks ended March 2nd while new prescriptions increased more than 108% during the same period.

•

The Company has recently reported $8 million in expected payments from its partner Novartis. In February 2007, Nordic Bioscience, the development partner of Novartis, initiated a Phase III clinical study for osteoporosis with oral calcitonin, triggering a $5.5 million milestone payment. In January 2007, Unigene and Novartis entered into a new $2.5 million supply agreement with Novartis for a second osteoporosis peptide.

•

Our first clinical studies in China have been completed, and reports are being compiled in preparation for a meeting with the Chinese regulatory authorities to discuss registration of the injectable form of the product.

•

In February 2007, Unigene was awarded a $900,000 SBIR grant from a division of the NIH to fund the continuation of the Company’s proprietary program to identify novel therapeutic peptide hormones. If successful, this could lead to significant strengthening of Unigene’s already considerable intellectual property position.

•

In November 2006, we engaged leading clinicians from Johns Hopkins Medical School to consult on the Company’s Site-Directed Bone Growth (SDBG) program. At the same time, Unigene acquired the rights to three patent applications involving the use of equipment and procedures to expand our patent position. Although the research program is at an early stage, it may find application for the prevention and treatment of vertebral compression fractures, the prevention and treatment of hip fractures, the treatment of certain long bone fractures and possibly even the treatment of chronic back pain. According to a marketing consulting group, the number of Americans who had such medical procedures last year, or would have been candidates for the SDBG procedure had it been available, totaled 6.5 million potential patients. The Company plans to develop additional animal and possibly human data in 2007.

•	In March 2006, Unigene successfully completed a private placement, raising $13 million from an institutional investor.

•	When the Company’s financial position permits, we intend to pay back related-party debt and eliminate the going concern uncertainty, to allow for listing of the common stock on a national exchange.

UNIGENE LABORATORIES, INC.

BALANCE SHEETS

DECEMBER 31, 2006 and 2005

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$3,357,351	$4,146,486
Accounts and other receivable	1,240,114	661,467
Prepaid expenses	303,444	288,789
Inventory	5,283,000	4,181,210

Total current assets	10,183,909	9,277,952
Property, plant and equipment, net	2,364,141	2,075,459
Patents and other intangibles, net	1,438,848	1,376,318
Investment in joint venture	30,545	33,885
Other assets	33,879	10,388

Total assets	$14,051,322	$12,774,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$884,958	$756,004
Accrued expenses—other	1,806,707	2,011,687
Current portion—deferred licensing fees	762,752	756,752
Notes payable—stockholders	8,105,000	10,105,000
Accrued interest – stockholders	8,081,180	6,549,215
Current portion—capital lease obligations	70,780	73,429

Total current liabilities	19,711,377	20,252,087
Deferred licensing fees, excluding current portion	8,156,262	8,913,021
Capital lease obligations, excluding current portion	40,880	115,522
Deferred compensation	330,643	—

Total liabilities	28,239,162	29,280,630
Commitments and contingencies
Stockholders’ deficit:
Common Stock—par value $.01 per share, authorized 135,000,000 shares; issued and outstanding: 87,731,015 shares in 2006 and 83,201,515 shares in 2005.	877,310	832,015
Additional paid-in capital	104,740,178	90,682,549
Accumulated deficit	(119,805,328)	(108,021,192)

Total stockholders’ deficit	(14,187,840)	(16,506,628)

Total liabilities and stockholders’ deficit	$14,051,322	$12,774,002

UNIGENE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Revenue:
Licensing revenue	$756,759	$4,756,753	$4,610,919
Product sales	2,829,678	6,836,524	3,329,884
Royalties	2,450,531	2,613,364	—
Development services	—	11,729	354,006
Other	21,964	57,180	105,233

	6,058,932	14,275,550	8,400,042

Operating expenses:
Research, development and facility expenses	8,567,452	6,034,343	7,895,725
Cost of goods sold	1,752,680	1,448,472	2,526,608
General and administrative	6,422,693	4,639,638	3,077,344
Inventory reserve	296,266	1,558,689	244,824

	17,039,091	13,681,142	13,744,501

Operating income (loss)	(10,980,159)	594,408	(5,344,459)

Other income (expense):
Gain on the extinguishment of debt and related interest	—	—	286,466
Interest income	265,489	32,799	38,155
Interest expense-principally to stockholders	(1,598,265)	(1,542,711)	(1,406,967)

Loss before income taxes	(12,312,935)	(915,504)	(6,426,805)
Income tax benefit – principally from sale of New Jersey tax benefits	528,799	419,911	485,976

Net loss	$(11,784,136)	$(495,593)	$(5,940,829)

Loss per share – basic and diluted:
Net loss per share	$(0.14)	$(0.01)	$(0.08)

Weighted average number of shares outstanding – basic and diluted	86,813,378	81,482,223	76,959,299

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. The Company is also manufacturing a second peptide for Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.